           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON OCTOBER 15, 1996 Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             4841                        73-1435149
   (State or other jurisdiction       (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)     Classification Code Number)         Identification No.)

                                  ----------

                         200 CHISHOLM PLACE, SUITE 200
                               PLANO, TEXAS 75075
                                 (972) 423-9494
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                  ----------

                                 JOHN R. BAILEY
                        SENIOR VICE PRESIDENT - FINANCE
                          AND CHIEF FINANCIAL OFFICER
                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
                         200 CHISHOLM PLACE, SUITE 200
                               PLANO, TEXAS 75075
                                 (972) 423-9494
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  ----------

                                    COPY TO:

                            VICTOR B. ZANETTI, ESQ.
                                 ARTER & HADDEN
                          1717 MAIN STREET, SUITE 4100
                              DALLAS, TEXAS  75201
                                 (214) 761-4475

             APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF
                        THE SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                  PROPOSED                 PROPOSED
                                                AMOUNT             MAXIMUM                  MAXIMUM             AMOUNT OF
         TITLE OF EACH CLASS OF                  TO BE            OFFERING                 AGGREGATE           REGISTRATION
       SECURITIES TO BE REGISTERED             REGISTERED      PRICE PER SHARE(2)     OFFERING PRICE (2)           FEE
--------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, $.001 PAR VALUE (1)          1,250,000 SHARES          $24.25              $30,312,500            $10,453
================================================================================================================================

(1) This Registration Statement also relates to all shares of Common Stock registered hereunder which may be offered for resale by persons who receive from the Registrant such Common Stock in acquisitions, as more fully described in the Prospectus forming a part of this Registration Statement.

(2) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low sales prices of the Common Stock on the Nasdaq Stock Market's National Market on October 11, 1996 in accordance with Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

                             CROSS REFERENCE SHEET

                 Item of Form S-4                                               Location in Prospectus
                 ----------------                                               ----------------------
1.       Forepart of Registration Statement . . . . . . . . . . .      Facing Page of Registration Statement; Cross
                                                                       Reference Sheet; Outside Front Cover Page of
                                                                       Prospectus

2.       Inside Front and Outside Back Cover Pages of
         Prospectus . . . . . . . . . . . . . . . . . . . . . . .      Inside Front and Outside Back Cover Pages of
                                                                       Prospectus; Available Information; Incorporation
                                                                       of Certain Documents by Reference

3.       Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information  . . . . . . . . . . . . .      The Company; Risk Factors; Incorporation of
                                                                       Certain Documents by Reference

4.       Terms of the Transaction . . . . . . . . . . . . . . . .      The Company; Offered Securities;*

5.       Pro-Forma Financial Information  . . . . . . . . . . . .                       *

6.       Material Contracts with the Company Being Acquired . . .                       *

7.       Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters  . . . . .                       *

8.       Interests of Named Experts and Counsel . . . . . . . . .                       **

9.       Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities . . . . . . . . . . . . .                       **

10.      Information with Respect to S-3 Registrants  . . . . . .      The Company; Incorporation of Certain Documents
                                                                       by Reference

11.      Incorporation of Certain Information by Reference  . . .      Incorporation of Certain Documents by Reference

12.      Incorporation with Respect to S-2 or S-3 Registrants . .                       **

13.      Incorporation of Certain Information by Reference  . . .                       **

14.      Information with Respect to Registrants Other than
         S-3 or S-2 Registrants . . . . . . . . . . . . . . . . .                       **

15.      Information with Respect to S-3 Companies  . . . . . . .                       *

16.      Information with Respect to S-2 or S-3 Companies . . . .                       *

17.      Information with Respect to Companies Other than
         S-2 or S-3 Companies . . . . . . . . . . . . . . . . . .                       *

18.      Information if Proxies, Consents or Authorizations
         are to be Solicited  . . . . . . . . . . . . . . . . . .                       *

19.      Information if Proxies, Consents or Authorizations
         are not to be Solicited or in an Exchange Offer  . . . .                       *

-------------

   * Inapplicable (or partially inapplicable as indicated) upon filing of this Registration Statement - may be included in subsequent amendments under certain circumstances.

  **     Not applicable or answer is negative.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.    *
*  A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED   *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY     *
*  NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE    *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS SHALL NOT   *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE        *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                 SUBJECT TO COMPLETION - DATED OCTOBER 15, 1996


PROSPECTUS

                                   ----------

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.

               1,250,0000 SHARES OF COMMON STOCK, $.001 PAR VALUE

                                   ----------

         This Prospectus relates to 1,250,000 shares of common stock, par value $.001 per share ("Common Stock"), of Heartland Wireless Communications, Inc. (the "Company") that may be offered and issued by the Company from time to time in connection with its continuing program of acquisitions.

         The Company anticipates that its future acquisitions will consist primarily of additional wireless cable television channel rights and systems in small to mid-size markets located principally in the central United States. If the opportunity arises, however, the Company may attempt to consummate transactions which are either complementary to its present business or which the Company considers advantageous even though they may be dissimilar to the Company's present activities. The consideration for such acquisitions is expected to consist of Common Stock, cash, notes or other evidences of indebtedness, property, exchange of assets, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between representatives of the Company and the owners or controlling persons of the business or the wireless cable channel rights or system to be acquired. In addition, the Company may enter into collateral arrangements associated with such acquisitions including management, consulting, employment and noncompetition agreements with the former owners (or their affiliates) and key executive personnel of the businesses or systems to be acquired, and pay consideration thereof consisting of Common Stock, cash or a combination thereof.

         The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of an acquisition are generally determined by negotiations between the Company's representatives and the owners or controlling persons of the business or wireless cable channel rights or system to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. The Company considers several factors when assessing a potential acquisition including the value placed by the parties on the assets to be acquired, the number of subscribers, the cash flow anticipated by the target, growth potential, location of the channel rights or systems to be acquired, regulatory matters, the current and potential future market value of the Common Stock and the tax treatment of the proposed acquisition. The Company anticipates that shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock, either at the time the terms of the acquisition are tentatively agreed upon, at or about the time of closing, or during the period or periods prior to delivery of the shares.

         All of the 1,250,000 shares of Common Stock which may be offered and issued by the Company as described above may, subject to certain conditions, be resold pursuant to this Prospectus by the persons who receive such shares in acquisitions. See "Resales and Plan of Distribution."

         It is not expected that underwriting discounts or underwriting commissions will be paid by the Company in connection with this offering or the issuance of the Common Stock in connection with any acquisition.

         The Common Stock is included in the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "HART." On October 11, 1996, the last reported sales price for the Common Stock was $25.125 per share.

         SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October __, 1996.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission" or "SEC") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in that Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.

         The Common Stock is listed on the Nasdaq National Market, and reports and other information concerning the Company may be inspected and copied at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; (iii) the Company's Current Reports on Form 8-K (A) dated February 23, 1996, as amended by Form 8-K/A dated February 23, 1996 (filed with the Commission on April 8, 1996) and Form 8-K/A2 dated February 23, 1996 (filed with the Commission on April 29, 1996), and (B) dated July 1, 1996; and (iv) the Company's Registration Statement on Form 8-A dated March 24, 1994.

         All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in a subsequently filed document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN). REQUESTS FOR SUCH COPIES SHOULD BE SUBMITTED TO THE COMPANY AT 200 CHISHOLM PLACE, SUITE 200, PLANO, TEXAS 75075, ATTENTION: J. CURTIS HENDERSON, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, (972) 423-9494.


               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

         Certain of the matters discussed in this Prospectus include forward-looking statements that involve risks and uncertainties. Among the risks and uncertainties to which the Company is subject are the risks inherent in the Company's limited operating history, the fact that the Company has recorded net losses since inception, the Company's substantial indebtedness and its historic inability to realize earnings to cover its fixed charges, the significant risks associated with managing the Company's growth and the Company's need for additional financing. As a result, the actual results realized by the Company could differ materially from the statements made herein. Potential purchasers of the Common Stock offered hereby are cautioned not to place undue reliance on the forward-looking statements made in this Prospectus.

                                  THE COMPANY

GENERAL

         The Company develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located principally in the central United States. The Company was incorporated in Delaware in October 1993 to succeed to the wireless cable businesses previously conducted by the Company's founders, both individually and through various controlled entities.

         The Company targets small to mid-size markets with significant numbers of line-of-sight households that are unpassed by traditional hard-wire cable. Many of these households, particularly in rural areas, have limited access to local off-air VHF/UHF channels (such as ABC, NBC, CBS and Fox), and typically do not have access to pay television service except via satellite receivers.
As a result, the Company believes that its wireless cable television service is an attractive alternative to existing choices for such households. The Company believes that it will ultimately achieve a penetration rate of the unpassed line-of-sight households in its markets that is comparable to the average penetration rate achieved by traditional hard-wire cable operators nationally.

         Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna, by utilizing up to 200 MHZ of radio spectrum allocated by the Federal Communications Commission ("FCC") to wireless cable operators. Traditional hard-wire cable systems also transmit signals from a transmission facility, but deliver the signal to a subscriber's location through an extensive network of coaxial cable and amplifiers. Because wireless cable systems do not require such an extensive cable network, wireless cable operators such as the Company can provide subscribers with a high quality picture and a reliable signal resulting in fewer transmission disruptions at a significantly lower capital cost per installed subscriber than traditional hard-wire cable systems. In addition, operating costs of wireless cable television systems are generally lower than those of comparable traditional hard-wire systems due to lower network maintenance and depreciation expense.

         Like traditional hard-wire operators, the Company can offer its subscribers off-air VHF/UHF channels, as well as HBO, Showtime, Disney, ESPN, CNN, USA, WGN, WTBS, Discovery, the Nashville Network, A&E and other programming services. The channels that the Company offers in each market will vary depending upon the channel rights secured in such market at the time of system launch. In addition, the available channels in a market will typically change as the Company continues to acquire channel rights.

BUSINESS STRATEGY

         The Company's primary business objective is to develop, own and operate wireless cable television systems in markets in which the Company believes it can achieve positive cash flow and operating income rapidly after system launch and then expand such system while increasing such system's operating income.

         Rural Market Focus. The Company aggregates wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a substantial number of households not currently passed by traditional hard-wire cable. The Company believes that this size market typically has a stable economic base, less competition than alternative forms of entertainment and terrain and other conditions conducive to wireless cable transmissions.

         Managed Subscriber Penetration. The Company attempts to manage system launch and subscriber growth in order to contain system launch costs and to achieve positive cash flow rapidly. Typically, the Company's operating systems achieve positive monthly operating cash flow upon obtaining an average of approximately 1,200 to 1,500 subscribers. Within a system, the Company initially directs its marketing at unpassed households, which typically have limited access to local off-air VHF/UHF broadcast channels. Accordingly, the Company believes it can launch service successfully in most of its markets with only 12 channels of programming, allowing it to contain system launch costs and achieve positive cash flow with a lower number of subscribers. Generally, once a system achieves positive operating cash flow, the Company will expand the channel offering and add subscribers while increasing such system's positive operating cash flow.

         Low Cost Structure. Wireless cable systems typically cost significantly less to build and operate than traditional hard-wire cable systems for several reasons. First, while both traditional hard-wire cable operators and wireless cable operators must construct a head-end, traditional hard-wire cable operators must also install an extensive network of coaxial cable and amplifiers in order to transmit signals from the head-end to subscribers. Once the head- end is constructed, the Company estimates that each additional wireless cable subscriber currently requires an incremental capital expenditure by the Company of approximately $400, consisting of, on average, $220 of material, $140 of installation labor and overhead charges and $40 of direct commission. Such incremental capital expenditures are variable costs and are partially offset by installation fees paid by subscribers. Second, without an extensive cable network, wireless cable operators typically incur lower system maintenance costs and depreciation expense. Third, programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per-subscriber fees. Fourth, the Company currently experiences a low rate of subscriber turnover of on average approximately 1.5% per month, as compared to the "churn" rate of approximately 3% per month typically experienced by traditional hard-wire cable operators. Reduced subscriber turnover reduces installation and marketing expenses. Finally, by locating its operations in geographic clusters, the Company can further contain costs by taking advantage of economies of scale in management, sales and customer service.

         Acquisition of ITFS Channel Rights. Because the Company believes it can launch service successfully in its markets with as few as 12 channels of programming, the Company focuses on development of the 20 available ITFS channels. The Company cooperates with many non-profit educational organizations in obtaining ITFS licenses from the FCC. Once the Company has secured rights to at least 12 ITFS channels in a market, the Company believes it can launch a commercially viable system in such market. The Company believes that its strategy of first developing the ITFS channels, in lieu of the MDS channels, has resulted in aggregate leased license expense in its systems in operation that is less than the industry-wide average leased license expense.

         The executive offices of the Company are located at 200 Chisholm Place, Suite 200, Plano, Texas 75075, and the telephone number of the executive offices is (972) 423-9494. The Company's operations are based in Durant, Oklahoma.


                                USE OF PROCEEDS

         The Prospectus relates to shares of Common Stock which may be offered and issued by the Company from time to time in the acquisition of other businesses or wireless cable channel rights and systems and collateral arrangements associated therewith. Other than the businesses or wireless cable channel rights or systems acquired, there will be no proceeds to the Company from these offerings. The Company will receive none of the proceeds from any resales of the Common Stock by the Selling Stockholders, if any.

                                  RISK FACTORS

         Prospective investors should carefully consider the following information, in addition to the other information contained in this Prospectus and any Prospectus Supplement, before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. See "Safe Harbor Statement Under Private Securities Litigation Reform Act of 1995."

LIMITED OPERATING HISTORY; NET LOSSES SINCE INCEPTION

         Although the Company's business commenced in 1990, it did not generate any revenues until April 1992. Potential investors, therefore, have limited historical information about the Company upon which to base an evaluation of the Company's performance and a decision to invest in the Company. The Company has recorded net losses since inception due primarily to start-up costs, interest expense and charges for depreciation and amortization of capital expenditures to develop its wireless cable systems. Until such time as the Company substantially increases its subscriber base, resulting in higher subscription fee revenues, it will continue to experience losses. Because of the costs associated with launching a wireless cable television system and expanding its subscriber base, continued growth by the Company will tend to reduce net income, if any, or increase net losses. As a result, the Company expects to continue to experience net losses while it develops and expands its wireless cable television systems even if mature individual systems of the Company are profitable.

SUBSTANTIAL INDEBTEDNESS OF THE COMPANY; INSUFFICIENCY OF EARNINGS TO COVER FIXED CHARGES

         The Company has a substantial amount of indebtedness. The ability of the Company to make payments of principal and interest on its indebtedness will be largely dependent upon its future financial performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), will affect its financial performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company, that the Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. The Company's high level of indebtedness has several important consequences, including, but not limited to: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on the Company's ability to obtain financing, make capital expenditures and acquisitions and take advantage of other business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. There can be no assurance that the Company will be profitable in the future.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES

         The Company has experienced rapid growth in the number of its employees and the scope of its operating and financial systems through its continuing program of acquisitions of wireless cable television channel rights and systems. This growth has resulted in an increased level of responsibility for both existing and new management personnel. To manage its growth effectively, the Company will be required to implement and improve its operating and financial systems and controls and to expand, train and manage its employee base. Although the Company has historically retained the services of certain persons formerly employed by certain acquired businesses and anticipates retaining qualified employees of future acquisitions, the Company has been, and expects to continue to be primarily dependent upon the existing management of the Company to perform the management functions formerly performed by management of each of the acquired businesses. To the extent that the Company's existing management is unable to assume or perform these combined duties, the Company could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future.

         As a result of its rapid growth, management of the Company must make and implement a number of strategic and operational decisions regarding the integration of its various operations and the exploitation of its assets and businesses. The timing and manner of the implementation of decisions made with respect to the ongoing business of the Company will materially affect the operations of the Company. There can also be no assurance that any acquired businesses will be integrated successfully into the Company's business.

NEED FOR ADDITIONAL FINANCING FOR GROWTH

         The growth of the Company's business requires substantial investment on a continuing basis to finance capital expenditures and expenses related to subscriber growth and system development. The Company believes that its cash and cash equivalent assets and cash generated from operations will be sufficient to fund the Company's operations and expansion through approximately the end of 1996. Additional funds will be necessary to complete the launch, build-out and expansion of all of the Company's wireless cable systems and to bring such systems to a mature state. These activities may be financed in whole or in part directly by the Company and/or by its existing or future subsidiaries, through debt or equity financings, joint ventures or other arrangements. As in the past, the Company may also finance its system construction, development, launch and expansion activities or the acquisition of additional markets through the sale and/or exchange of its existing portfolio of wireless cable channel rights. Although the Company believes that cash provided by operating activities, the sale of wireless cable channel rights that are not a part of the Company's current strategic plan and proceeds from additional public or private debt or equity offerings will be sufficient for the Company to complete its planned system construction, development, launch and expansion activities in 1997 and beyond, there can be no assurance that the Company will achieve positive cash flow from operations, that the Company will consummate the sale of any wireless cable channel rights or that sufficient debt or equity financing will be available on satisfactory terms and conditions, if at all. In addition, there is also no assurance that the acquisition opportunities sought by the Company will not utilize the capital currently expected to be available for the Company's current markets. The amount and timing of the Company's future capital requirements will depend upon a number of factors, including programming costs, equipment costs, marketing expenses, staffing levels, subscriber growth and competitive conditions, many of which are not within the Company's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow or earnings of the Company.

POTENTIAL SIGNIFICANT INDUSTRY TRANSACTIONS

         Significant industry transactions such as acquisitions and dispositions of channel rights, joint ventures and other business transactions between and among participants in the wireless cable television industry have occurred with some frequency in the past, and the Company's management expects this trend to continue in the foreseeable future. Although the Company regularly engages in discussions concerning such industry transactions with other industry participants, the Company is not currently subject to any material definitive agreements in such regard except to the extent described in the documents incorporated herein by reference and/or any amendment or supplement to this Prospectus, if any. Whether the Company ultimately negotiates and/or consummates any significant industry transactions will depend, among other things, upon the business and prospects of the Company, industry conditions, investment and growth opportunities available to the Company, stock market conditions, availability and suitability of financing for such transactions, regulatory and legal considerations and other plans and requirements of the Company. No assurance can be given that, if consummated, any such significant industry transactions could be successfully integrated into the Company's business.

DEPENDENCE ON EXISTING MANAGEMENT; KEY EMPLOYEES

         The Company is dependent in large part on the experience and knowledge of existing management. The Company has not entered into any employment agreements with, or obtained key-man life insurance for, any of its executive officers and there can be no assurance that any of such persons will remain in the Company's employ in the future. The Company's success is also dependent upon its ability to attract and retain qualified employees to develop and operate its wireless cable systems.

COMPETITION

         The subscription television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, Satellite Master Antenna Television systems, Direct Broadcast Satellites and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of subscription television, cable television systems also have experienced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. In addition, within each market, the Company initially must compete with others to acquire, from the limited number of channel licenses issued, rights to a minimum number of channels needed to establish a viable system. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies, from a proposed new wireless service known as local multi-point distribution and from emerging trends and technologies. The Company has targeted its marketing to households that are unpassed by traditional hard-wire cable and that have limited access to local off-air VHF/UHF broadcast channels. Accordingly, the Company has not encountered significant direct competition from traditional hard-wire cable companies. It is likely, however, that the Company will face significant direct competition from traditional hard-wire cable companies in the future. In addition, as the telecommunications industry continues to evolve, the Company may face additional competition from new providers of entertainment and data services. In particular, there are a rapidly growing number of information and data service providers serving consumers via informal communications networks, such as the Internet and World Wide Web. Although the Company is unaware of any such provider delivering programming like that available over wireless cable television, there can be no assurance that continuing advances in technology will not make such delivery possible. Even if such direct competition does not exist in the future, however, the Company's services will compete, indirectly, with entertainment services generally, including those provided by operators using evolving technology. Many actual and potential competitors have greater financial, marketing and other resources than the Company. No assurance can be given that the Company will compete successfully in any or all of its markets.

GOVERNMENT REGULATION

         The right to transmit on wireless cable channels is regulated by the FCC and the copyright for the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

         Federal Legislation. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems. Pursuant to the Telecommunications Act of 1996, which was enacted in February 1996, all cable rate regulation for cable program service tiers will be eliminated after three years, and for "small systems" as defined in such Act, and under certain other circumstances, rate regulation will be eliminated immediately. The Company cannot predict precisely what effect these regulations or other governmental regulations may have on traditional hard-wire cable operators as to price and service. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on the Company in particular.

         Copyright Act. Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The United States Congress adopted legislation extending the compulsory copyright licensing system to include wireless cable systems. As a result of this action, wireless cable operators may engage in secondary transmissions of broadcast programming without the copyright holder's approval, provided that such operators file certain reports and pay certain fees set by copyright arbitration royalty panels.

         Regulation of Retransmission. Effective October 6, 1993, pursuant to the Cable Act, broadcasters (other than superstations) may require that cable operators obtain their consent before retransmitting off-air VHF/UHF broadcasts. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit broadcast signals. The Company has obtained such consents in each of the systems where the Company is retransmitting on a wireless cable channel. Such consents will be required in the Company's other markets. There can be no assurance that the Company will be able to obtain such consents on terms satisfactory to the Company.

         Other Regulations. Wireless cable operators are also subject to regulation by the Federal Aviation Administration (the "FAA") with respect to the construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Company will not be required to incur additional costs in complying with such regulations and restrictions. No assurance can be given that new regulations will not be imposed or that existing regulations will not be changed. Any such new or modified regulations could have a material adverse effect on the wireless cable industry as a whole and on the Company in particular.

DEPENDENCE ON CHANNEL LEASES; LOSS OF LICENSES BY LESSORS

         The Company is dependent on leases with unaffiliated third parties for most of its wireless cable channel rights. The Company has entered into leases for substantially all of its wireless cable channel rights with channel license holders, applicants for channel licenses and applicants that have had previously-filed applications returned without prejudice by the FCC and which will be refiled. The Company's channel leases typically cover four instructional television fixed service ("ITFS") and/or one to four multi-point distribution service ("MDS") wireless cable channels each. Generally, ITFS channels may only be owned by qualified non-profit educational organizations and in general must use a minimum of 20 hours per week per channel for educational programming. In addition, the FCC's Rules require an ITFS licensee to reserve an additional 20 hours per channel per week for recapture time, which may or may not ever be used or recaptured by the licensee. The remaining excess ITFS channel air time may be leased to wireless cable operators for commercial use without further restriction. MDS channels may be owned by commercial entities and allow full-time usage without programming restrictions. Under the rules of the FCC, the term of an ITFS channel lease cannot exceed ten years. There is no such restriction for MDS channel leases. ITFS licenses generally are granted for a term of ten years and are subject to the renewal by the FCC. MDS licenses issued prior to mid-1996 generally will expire on May 1, 2001 unless renewed. The use of such channels by the license holders is subject to regulation by the FCC, and the Company's ability to continue to enjoy the benefits of its leases with channel license holders is dependent upon the continuing compliance by the channel license holders with applicable regulations including the requirement that ITFS license holders must meet certain educational use requirements in order to lease transmission capacity to wireless cable operators. The remaining initial terms of most of the Company's channel leases are approximately 5 to 10 years. Most of the Company's leases grant the Company a right of first refusal to renew the lease or to purchase the channels after the expiration of the lease if FCC rules and regulations so permit, provide for automatic renewal of the lease term upon FCC renewal of the license if such automatic renewals are permissible at the time, and/or require the parties to negotiate lease renewals in good faith. The termination of or failure to renew a channel lease or termination of the channel license, or the failure to grant an application for an extension of time to construct an authorized station, would result in the Company being unable to deliver television programming on such channel(s). Although the Company does not believe that the termination of or failure to renew a single channel lease or license would adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Additionally, FCC licenses also specify construction deadlines, which, if not met, could result in the loss of the license. Requests for additional time to construct may be filed and are subject to review pursuant to FCC rules. Certain of the Company's channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request. There can be no assurance that the FCC will not change its current policies regarding such extension applications to require a greater showing or limit the number of extensions that one license holder may request.

UNCERTAINTY OF GRANT OF PENDING APPLICATIONS

         Applications for wireless cable licenses are subject to approval by the FCC. Applicants with whom the Company has entered into leases have filed a series of applications with the FCC for a number of wireless cable channels and the Company has entered into leases for additional channels with applicants that have had previously-filed applications returned without prejudice by the FCC and which have been refiled. The vast majority of such leases are in the form of lease agreements with qualified non-profit educational organizations for ITFS channels. ITFS applications undergo review by the FCC's engineers and staff attorneys and there is no limit on the time that may elapse between filing the application with the FCC for a modification or new license and action thereon by the FCC. Further, there can be no assurance that the FCC will approve any such pending applications. Once the FCC staff determines that the applications meet certain basic technical and legal qualifications, the staff will then determine whether each application is proximate to the transmit and receive-site locations of other applications. Those applications that would result in signal interference to other pending applications ("Competing Applications") must then undergo a comparative selection process set forth in detail in the FCC's Rules. The FCC's ITFS application selection process is based upon and awards points for each of a set of objective criteria receive that includes whether an applicant is located in the community to be served and the number of students that will receive the applicant's educational programming. Thus, the outcome of the selection process when two or more qualified applicants are competing for the same channels lends itself to a degree of predictability that varies according to the circumstances. Most of the Company's lease agreements with applicants for channel licenses involve channel licenses for which Competing Applications have been filed. In each market, the Company has carefully considered the FCC's selection criteria in choosing the educational entities with which it has entered into lease agreements. However, because the FCC's application review process does not lend itself to complete certainty, and given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. A number of competing applicants for channel licenses have filed with the FCC petitions to deny the applications in which the Company has acquired channel rights, based upon alleged substantive defects in the applicant or in technical or other aspects of the application. The Company anticipates that the FCC will deny most of the current petitions to deny the applications in which the Company has acquired channel rights. However, no assurance can be given as to the precise number of such petitions that will be denied. Although the Company does not believe that any single award of a channel license to an applicant that has filed a Competing Application or the granting of any single petition to deny an application in which the Company has acquired channel rights would adversely affect the Company, several of such awards or grants could have a material adverse effect on the Company.

UNCERTAINTY OF ABILITY TO OBTAIN FCC AUTHORIZATIONS

         Wireless cable systems transmit programming over wireless cable channels that are licensed by the FCC. Generally, the Company believes that a minimum of 12 wireless cable channels are necessary to offer a commercially viable wireless cable system in most rural markets and that more channels are required in more competitive markets, such as those well served by traditional cable television systems. In some of its long-term launch markets, the Company does not currently have the right to operate 12 channels from the same transmitter site. In those markets, the Company is dependent upon (i) the grant of pending applications for modification of existing licenses for unbuilt ITFS stations, (ii) the grant of such license modification applications which have not been filed and/or (iii) the grant of applications for new ITFS licenses, some of which have not been filed. There can be no assurance that any or all of the modification applications and new license applications actually made or anticipated to be made by the Company will be granted by the FCC. Although the Company does not believe that the denial of any single modification or new license application will adversely affect the Company, the denial of several such applications, particularly if concentrated in one or a few of the Company's markets, could have a material adverse effect on its growth.

INTERFERENCE ISSUES

         Under current FCC regulations, a wireless cable operator may install receive-site equipment and serve any point where its signal can be received, subject to the interference protection rights of certain other wireless cable systems. Interference from other wireless cable systems can limit the ability of a wireless cable system to serve particular points, in the same manner that interference from one television station limits the ability of a viewer to receive another television station broadcasting on the same frequency. In licensing ITFS and MDS stations, a primary concern of the FCC is avoiding situations where proposed stations are predicted to cause interference to the reception of existing station signals. Pursuant to current FCC regulations, a wireless cable license holder is generally protected from interference within a 35 mile radius of the transmission site. In September 1995, the protected service area of MDS stations became fixed and will not change if a licensee modifies its facilities to a new transmission location. The Company's business plan involves moving the authorized transmitter site of various of its MDS and ITFS licensed stations and obtaining the grant of licenses to new stations that the Company will use in its wireless cable systems. The FCC interference protection standards may make one or more of those proposed relocations or new grants unavailable. In any such event, it may be necessary to negotiate interference agreements with the licensees of stations which would otherwise block such relocations or new grants. There can be no assurance that the Company will be able to negotiate any required interference agreements on terms acceptable to it. In the event that the Company cannot obtain interference agreements required to implement its plans for a given market, the Company may have to curtail or modify operations in that market. Any substantial modification or curtailment of the Company's operations in its markets could have a material adverse effect on its growth or financial performance. In addition, while the Company's leases with MDS and ITFS licensees require their cooperation, it is possible that one or more of the Company's channel lessors may hinder or delay the Company's efforts to use the channels in accordance with its plans for a particular market.

DEPENDENCE ON PROGRAM MATERIAL AGREEMENTS

         In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers. Generally, the terms of such contracts are for periods of one to five years and began to expire in 1996. Although the Company has no reason to believe that any such contracts will be cancelled or will not be renewed upon expiration, if such contracts are cancelled or not renewed, the Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Company on acceptable terms or at all or, if so available, that such material will be acceptable to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price and terms and conditions of sale of programming. Only a few of the major cable television programming services carried by the Company are not currently directly owned by a vertically integrated cable operator, and the Company historically has not had difficulty in arranging satisfactory contracts for these services. The Cable Act is the subject of various legal challenges and if it were found to be unconstitutional, program suppliers might raise their prices or make their program material unavailable to the Company.

PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION

         Wireless cable programming is transmitted via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location, which generally requires a direct, unobstructed line-of-sight from the transmission facility to the subscriber's receiving antenna. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations without the use of signal boosters. Consequently, the Company may not be able to supply services to certain potential subscribers. In addition, in limited circumstances, extremely adverse weather can damage transmission and receiving antennas as well as transmit site equipment.

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

         While wireless cable television is not a new technology, it is a relatively new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

POSSIBLE ADVERSE TAX CONSEQUENCES ATTRIBUTABLE TO CERTAIN DISPOSITIONS

         To the extent the Company and/or its subsidiaries receive cash and/or promissory notes upon the consummation of the sale or disposition of certain assets held for sale, such transaction will result in the recognition of gain for Federal income tax purposes. The amount of any tax liability attributable thereto will depend upon numerous factors, including the tax basis of the assets conveyed, the net operating losses available to the Company and other factors. There can be no assurance that sufficient tax bases and net operating losses will exist to defray a material amount of any such gain, thereby requiring the Company to pay certain tax liabilities to Federal and/or state authorities. Any such payments would negatively impact the Company's cash flow.

CERTAIN SUBSIDIARIES NOT WHOLLY-OWNED

         The Company generally conducts its business through subsidiaries. The Company's subsidiaries include non-operating subsidiaries that hold interests in channels, subsidiaries that operate systems and subsidiaries that do both. The Company also has an operating subsidiary that installs wireless cable systems in various markets served by the Company and its subsidiaries. Certain of the Company's subsidiaries are not wholly-owned and most subsidiaries are indirectly owned by the Company as a result of its majority ownership of other entities. Although the Company has a sufficient interest in its subsidiaries to be able to exercise control over them, the Company may owe a fiduciary duty to the holders of various minority interests in its subsidiaries. Accordingly, the Company may not exercise unfettered control over such subsidiaries and may be required to deal with such subsidiaries on terms no less favorable to such subsidiaries than could be obtained from unaffiliated third parties. The Company believes that all of its dealings with its subsidiaries have been on such terms. In addition, dividends or other distributions paid or made by such subsidiaries must be paid or made on a pro rata basis to all stockholders.

WIRELESS ONE AND CS WIRELESS MINORITY INVESTMENTS

         The Company owns approximately 21% of the outstanding common stock of Wireless One, Inc., a Delaware corporation ("Wireless One") and 35% of the outstanding common stock of CS Wireless. Although David E. Webb and J. R. Holland, Jr., directors of the Company, serve as directors of each of Wireless One and CS Wireless, the Company cannot exercise unfettered control over these substantial investments. The Company does not control the management of either of Wireless One or CS Wireless, and is dependent upon the skill, expertise and managerial efforts of their respective management teams to achieve a return on the Company's substantial investment. To the extent Wireless One or CS Wireless proves unsuccessful in its business, the value of the Company's investment therein will be adversely affected.

AGREEMENT TO VOTE FOR BOARD DESIGNEE OF JUPITER; CO-SALE RIGHT

         David E. Webb, the President and Chief Executive Officer of the Company, L. Allen Wheeler, Vice Chairman and a member of the Board of Directors of the Company and Hunt Capital Group, L.L.C. ("Hunt Capital"), a principal stockholder of the Company and affiliate of J. R. Holland, Jr., the Chairman of the Board of the Company, collectively own approximately 40.6% of the outstanding Common Stock. Pursuant to the terms of a Stockholders' Agreement (the "Stockholders' Agreement"), entered into in connection with the private placement of $40.2 million of 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"), for so long as Jupiter Partners, L.P. ("Jupiter"), the purchaser of $40 million of the Convertible Notes, retains a 25% interest in the Convertible Notes originally purchased by it and/or the shares of Common Stock issued or issuable upon conversion thereof (the "Conversion Shares") originally issuable to it, each of Hunt Capital, David E. Webb and L. Allen Wheeler, have agreed to vote their shares (i) in favor of the election to the Company's Board of Directors of one designee of Jupiter, and
(ii) in favor of the Company's Board of Directors consisting of at least three and not more than seven members. The agreement of such stockholders to elect Jupiter's designee to the Board of Directors may restrict the ability of such stockholders to elect their preferred slate of directors to manage the Company, which may result in a member of the Board of Directors having interests that conflict with those of the other stockholders of the Company. In addition, under the terms of the Stockholders' Agreement, each of Hunt Capital, David E. Webb and L. Allen Wheeler have agreed that, for so long as Jupiter holds such 25% interest, in the event of any proposed sale or series of sales of Common Stock by any such stockholder to a non-affiliate for aggregate consideration greater than $15 million or representing in excess of 5% of the then outstanding shares of Common Stock at such time, such stockholder shall not effect such sale unless Jupiter is permitted to participate in such sale on a pro rata basis with such stockholder. The co-sale right may reduce the likelihood of a change in control of the Company because any potential purchaser of stock held by the controlling stockholders may also be required to purchase shares owned by Jupiter.

FUTURE ACQUISITIONS

         The Company anticipates that it will continue to acquire additional channel rights and systems, both in its existing markets and in other markets, both directly and indirectly by acquiring other wireless cable television providers. Such acquisitions may be in geographic areas or markets outside of the Company's traditional focus of small to mid-size markets principally in the central United States. In addition, it is possible that the Company might make one or more acquisitions outside of the business of providing wireless cable television services. Any such acquisitions may be made for Common Stock, cash, notes or other evidences of indebtedness, property or a combination thereof. Under applicable law and regulations, in many circumstances, approval by the Company's stockholders of any such acquisitions may not be required. The issuance of Common Stock to effect or finance such acquisitions would have the effect of reducing the percentage ownership of the Company held by each pre-acquisition stockholder and the incurrence of indebtedness in connection with such acquisitions could adversely affect the liquidity, results of operations and financial condition of the Company.

LIMITED TRADING VOLUME AND POSSIBLE VOLATILITY OF THE COMMON STOCK

         The average trading volume of shares of Common Stock on Nasdaq National Market has been limited. The market price of the Common Stock could fluctuate substantially in the future for a variety of reasons, including the anticipated increased trading volume and anticipated dispositions, the performance of the Company, investor expectations for the Company and the wireless cable television industry, general economic conditions and fluctuations in the overall stock market.

NO COMMON STOCK DIVIDENDS

         The Company has not paid dividends on the Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. In addition, provisions relating to the Company's indebtedness prohibit the payment or accrual of dividends or any other distribution with respect to the Common Stock until such debt is paid in full.

                               OFFERED SECURITIES

         This Prospectus relates to up to 1,250,000 shares of Common Stock that the Company proposes to issue from time to time in its continuing program of acquisitions of wireless cable television channel rights and systems. The Company may acquire these systems either directly or indirectly through its subsidiaries.

         The Company continually evaluates and negotiates with potential acquisition candidates which may or may not, at specific points in time, be material, in the aggregate or individually, to the Company. The Company anticipates that such acquisitions may consist primarily of additional wireless cable television channel rights and systems in small to mid-size markets located principally in central United States. If the opportunity arises, however, the Company may attempt to consummate transactions which are either complementary to its present business or which the Company considers advantageous even though they may be dissimilar to the Company's present activities. The consideration for such acquisitions, including consideration issued under any collateral arrangements, such as management, employment, consulting or non-competition agreements, may consist of Common Stock, cash, notes or other evidences of indebtedness, property, exchange of assets, assumptions of liabilities, or a combination thereof, as may be determined from time to time by negotiations between representatives of the Company and the owners of the businesses or wireless cable channel rights or systems to be acquired. The number of shares of Common Stock that may be issued in any particular acquisition will be determined by such negotiations and after consideration by the Company of certain factors.

         The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. Generally, the terms of the acquisitions will be determined by direct negotiations between the representatives of the Company and the owners of the business or wireless cable channel rights or system to be acquired or, in the case of entities more widely held, through exchange offers to stockholders or documents soliciting approval of statutory mergers, consolidations or sales of assets. The Company considers several factors when assessing a potential acquisition including, but not limited to, the value placed by the parties on the assets to be acquired, the number of subscribers, the cash flow anticipated by the target, growth potential, location of the channel rights or systems to be acquired, regulatory matters, the current and potential future market value of the

Common Stock being offered and the tax treatment of the proposed acquisition. The Company anticipates that shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the current market value of the Common Stock, either at the time the terms of the acquisition are tentatively agreed upon, at or about the time of closing or during a specified period or periods prior to delivery of the shares. Underwriting discounts or commission will generally not be paid by the Company.

         As of the date of initial effectiveness of the Registration Statement to which this Prospectus forms a part, the Company is not a party to any binding commitments or agreements to proceed with regard to any acquisitions except to the extent described in the documents incorporated herein by reference and/or any amendment or supplement to this Prospectus, if any. Nonetheless, the Company intends to actively pursue future acquisition opportunities. At the time a particular acquisition candidate is identified, the Company will, to the extent required, update this Prospectus to include information about the specific transaction, the particular company being acquired and updated information about the Company, by means of a post-effective amendment; provided, however, that where the transaction in which the securities are being offered would itself qualify for an exemption from Section 5 of the Securities Act, absent the existence of other similar (prior or subsequent) transactions, a Prospectus Supplement may be used to furnish the information necessary in connection with such transaction.

                        RESALES AND PLAN OF DISTRIBUTION

         This Prospectus, as amended or supplemented, may also be used by the persons who receive shares of Common Stock issued by the Company in acquisitions, and who wish to offer and sell such Common Stock, on terms then available, in transactions in which they may be deemed affiliates or underwriters within the meaning of the Securities Act (the "Selling Stockholders"); provided, however, that no Selling Stockholder will be authorized to use this Prospectus for any offer of such Common Stock without first obtaining written consent of the Company. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to conditions and limitations which may vary as to any given Selling Stockholder. Profits realized on resales by Selling Stockholders under certain circumstances may be regarded as underwriting compensation under the Securities Act.

         Resales may be made pursuant to this Prospectus, as amended or supplemented, pursuant to Rule 145(d) under the Securities Act or pursuant to an exemption from the Securities Act. Resales by Selling Stockholders may be made directly to investors or through a securities firm, acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the Selling Stockholder's agent in the sale of shares by such Selling Stockholders, or such securities firm may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on the Nasdaq National Market or other exchange on which such shares are traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal or a combination of such methods. Any participating securities firm may be indemnified against certain civil liabilities, including liabilities under the Securities Act. The Selling Stockholders and any participating securities firm may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit and any commissions earned or any discounts or concessions allowed to such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

         A Prospectus Supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the Selling Stockholder, the participating securities firm, if any, the number of shares involved, and other details of such resale, if appropriate.

         All expenses of registration incurred in connection with the offering of the Common Stock made hereby are and will be borne by the Company, but all brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Arter & Hadden, Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements and schedule of Heartland Wireless Communications, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in 1995 by the Company in the method of accounting for the direct costs and installation fees related to subscriber installations.

         The financial statements of Technivision, Inc. as of May 31, 1995 and 1994, and for each of the years in the three-year period ended May 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states that the Technivision, Inc.'s recurring losses from operations and excess of current liabilities over current assets raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         The balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Cross Country Division. As a result of the acquisition, financial information of Cross Country Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.

         The consolidated balance sheets as of June 30, 1994 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows of CableMaxx, Inc. for the period from December 18, 1992 to June 30, 1993 and the fiscal years ended June 30, 1994 and 1995, and the consolidated statements of operations and cash flows of Supreme Cable Co., Inc. and its subsidiaries (the "Predecessor") for the period commencing July 1, 1992 to December 17, 1992, incorporated by reference in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their report with respect thereto, which includes an explanatory paragraph which states that specified circumstances raise substantial doubt about CableMaxx, Inc.'s ability to continue as a going concern, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The financial statements of American Wireless Systems, Inc. incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph that describes factors raising substantial doubt about the Company's ability to continue as a going concern.

         The consolidated financial statements of Fort Worth Wireless Cable T.V. Associates incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph that describes factors raising substantial doubt about the Company's ability to continue as a going concern.

         The consolidated financial statements of Wireless Cable TV Associates #38 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph that describes factors rasing substantial doubt about the Company's ability to continue as a going concern.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                          -------------------------

                              TABLE OF CONTENTS


                                               PAGE
                                               ----
Available Information                            2
Incorporation of Certain Documents
  by Reference                                   2
Safe Harbor Statement under the
  Private Securities Litigation
  Reform Act of 1995                             3
The Company                                      4
Use of Proceeds                                  5
Risk Factors                                     6
Offered Securities                               13
Resales and Plan of Distribution                 14

Legal Matters                                    15
Experts                                          15

================================================================================


================================================================================

                               1,250,000 SHARES




                              HEARTLAND WIRELESS
                             COMMUNICATIONS, INC.




                                 COMMON STOCK






                                  PROSPECTUS




                               OCTOBER __, 1996


================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article VI of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") eliminates the liability of the Registrant's directors to the Registrant or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

         Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers. In addition, Article IX, Section 1 of the Registrant's Restated Bylaws requires the Registrant to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Registrant has entered into indemnity agreements with its directors, which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

ITEM 21. EXHIBITS.

         (A)  EXHIBITS

Exhibit
  No.                       Description of Exhibit
-------                     ----------------------

 2.1 Letter Agreement regarding formation of the Registrant (filed as Exhibit 2.1 to the Registrant's Registration Statement on Form S-1, File No. 33-74244 (the "Form S-1") and incorporated herein by reference)

 2.2 Supplement to Letter Agreement regarding formation of the Registrant (filed as Exhibit 2.2 to the Form S-1 and incorporated herein by reference)

 2.3 Asset Purchase Agreement among RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.3 to the Registrant's Registration Statement on Form S-1, File No. 33-84408 (the "November Form S-1") and incorporated herein by reference)

 2.4 Supplemental Agreement to the Asset Purchase Agreement among RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.4 to the November Form S-1 and incorporated herein by reference)

 2.5 Closing Agreement amending the Supplemental Agreement among RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.5 to the November Form S-1 and incorporated herein by reference)

 2.6 Asset Purchase Agreement between RuralVision Joint Venture and Cable Equity Partners, Inc. (filed as Exhibit 2.6 to the November Form S-1 and incorporated herein by reference)

 2.7 Letter Agreement amending Asset Purchase Agreement between RuralVision Joint Venture and Cable Equity Partners, Inc. (filed as Exhibit 2.7 to the November Form S-1 and incorporated herein by reference)

 2.8 Letter Agreement between the Registrant and Cross Country Wireless, Inc. (filed as Exhibit 2.8 to the November Form S-1 and incorporated herein by reference)

 2.9 Letter Agreement between the Registrant and Cable Equity Partners, Inc. (filed as Exhibit 2.9 to the Registrant's Registration Statement on Form S-4, File No. 33-87076 (the "February 1995 Form S-4") and incorporated herein by reference)

 2.10 Lease Purchase Agreement between the Registrant and Choice Television of Iowa, L.C. (filed as Exhibit 2.10 to the February 1995 Form S-4 and incorporated herein by reference)

 2.11 Asset Purchase Agreement between the Registrant and RuralVision Joint Venture (filed as Exhibit 2.11 to the Form 8-K Current Report dated as of December 1, 1994 and filed with the Commission on December 14, 1994 (the "Form 8-K"), and incorporated herein by reference)

 2.12 Agreement for Purchase and Sales of Assets between the Registrant and REC Services, Inc. (filed as Exhibit 2.12 to the February 1995 Form S-4 and incorporated herein by reference)

 2.13 Letter Agreement among the Registrant, United States Wireless Cable, Inc. and United States Wireless Cable Systems, Inc. (filed as Exhibit
         2.13 to the February 1995 Form S-4 and incorporated herein by reference)

 2.14 Letter Agreement among the Registrant, Cross Country Wireless, Inc. and RuralVision Joint Venture (filed as Exhibit 2.14 to the February 1995 Form S-4 and incorporated herein by reference)

 2.15 Extension Agreement among the Registrant, Cross Country Wireless, Inc., Cross Country Wireless Cable West, L.P., RuralVision Joint Venture, RuralVision Central, Inc., RuralVision South, Inc. and Selling Shareholders of RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.15 to the February 1995 Form S-4 and incorporated herein by reference)

 2.16 Note Modification Agreement among the Registrant, Cross Country Wireless, Inc., Cross Country Wireless Cable West, L.P., RuralVision Joint Venture, RuralVision Central, Inc., RuralVision South, Inc., the Selling Shareholders of RuralVision Central, Inc. and RuralVision South, Inc., the Larry D. Hudson Trust and Jerri Hudson Bell (filed as
         Exhibit 2.16 to the February 1995 Form S-4 and incorporated herein by reference)

 2.17 Asset Purchase Agreement between Heartland Wireless Paducah, Inc. and Cross Country Wireless, Inc. (filed as Exhibit 2.17 to the February 1995 Form S-4 and incorporated herein by reference)

 2.18 First Amendment to Joint Venture Agreement between the Registrant and Cross Country Wireless, Inc. (filed as Exhibit 2.18 to the February 1995 Form S-4 and incorporated herein by reference)

 2.19 Venture Distribution Agreement between the Registrant and RuralVision Joint Venture (filed as Exhibit 2.19 to the February 1995 Form S-4 and incorporated herein by reference)

 2.20 Stock Purchase Agreement between Wireless Communications, Inc. and Robert R. Story (filed as Exhibit 2.20 to the Registrant's Registration Statement on Form S-4, File No. 33-65357, (the "January 1996 Form S-4") and incorporated herein by reference)

 2.21 Asset Purchase Agreement between United States Wireless Systems, Inc. and Robert R. Story, Inc. (filed as Exhibit 2.21 to the January 1996 Form S-4 and incorporated herein by reference)

 2.22 Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995, between American Wireless Systems, Inc., Heartland Merger Sub, Inc. and the Registrant (filed as Exhibit 2.22 to the January 1996 Form S-4 and incorporated herein by reference)

 2.23 Amended and Restated Asset Purchase Agreement dated as of October 4, 1995, between Fort Worth Wireless Cable T.V. Associates and the Registrant (filed as Exhibit 2.23 to the January 1996 Form S-4 and incorporated herein by reference)

 2.24 Amended and Restated Asset Purchase Agreement dated as of October 4, 1995, between Wireless Cable TV Associates #38 and the Registrant (filed as Exhibit 2.24 to the January 1996 Form S-4 and incorporated herein by reference)

 2.25 Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995, between CableMaxx, Inc., Heartland Merger Sub 2, Inc. and the Registrant (filed as Exhibit 2.25 to the January 1996 Form S-4 and incorporated herein by reference)

 2.26 Amended and Restated Asset Purchase Agreement dated as of October 19, 1995, between Three Sixty Corp., Technivision, Inc. and the Registrant (filed as Exhibit 2.26 to the January 1996 Form S-4 and incorporated herein by reference)

 2.27 Participation Agreement dated as of December 12, 1995, by and among Registrant, CAI Wireless Systems, Inc. and CS Wireless Systems, Inc. (the "Participation Agreement") (filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated December 12, 1995 and incorporated herein by reference)

 2.28 Amendment No. 1 to Participation Agreement dated February 22, 1996 (filed as Exhibit 2.7 to the Registrant's Current Report on Form 8-K dated February 23, 1996 and incorporated herein by reference)

 4.1 1994 Employee Stock Option Plan of the Registrant, as amended (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Form 10-K") and incorporated herein by reference)

 4.2 Revised Form of Nontransferable Incentive Stock Option Agreement under the 1994 Employee Stock Option Plan of the Registrant (filed as
         Exhibit 4.2 to the Registrant's Registration Statement on Form S-4, File No. 33-91930 (the "February 1996 Form S-4") and incorporated herein by reference)

 4.3 Revised Form of Nontransferable Non-Qualified Stock Option Agreement under the 1994 Employee Stock Option Plan of the Registrant (filed as
         Exhibit 4.3 to the February 1996 Form S-4 and incorporated herein by reference)

 4.4 1994 Stock Option Plan for Non-Employee Directors of the Registrant (filed as Exhibit 4.4 to the Form S-1 and incorporated herein by reference)

 4.5 Form of Stock Option Agreement under the 1994 Stock Option Plan for Non-Employee Directors of the Registrant (filed as Exhibit 4.5 to the Form S-1 and incorporated herein by reference).

 4.6 Warrant Agreement between the Registrant and Gerard Klauer Mattison & Co., Inc. (including form of warrant certificate) (filed as Exhibit
         4.6 to the Form S-1 and incorporated herein by reference)

 4.7 Registration Rights Agreement among the Registrant, Jupiter Partners, L.P. and Thomas R. Haack (filed as Exhibit 4.7 to the February 1995 Form S-4 and incorporated herein by reference)

 4.8 Stockholders Agreement among the Registrant, Hunt Capital Group, L.L.C., David E. Webb, L. Allen Wheeler and Jupiter Partners L.P. (filed as Exhibit 4.8 to the February 1995 Form S-4 and incorporated herein by reference)

 4.9 Note Purchase Agreement among the Registrant, Jupiter Partners L.P. and Thomas R. Haack (filed as Exhibit 4.9 to the February 1995 Form S-4 and incorporated herein by reference)

 4.10 First Amendment to Note Purchase Agreement among the Registrant, Jupiter Partners L.P. and Thomas R. Haack (filed as Exhibit 4.10 to the Form 10-K Annual Report filed with the Commission on March 31, 1995 (the "1995 Form 10-K"), and incorporated herein by reference)

 4.11 Second Amendment to Note Purchase Agreement among the Registrant, Jupiter Partners L.P. and Thomas R. Hack (filed as Exhibit 4.11 to the February 1996 Form S-4 and incorporated herein by reference)

 4.12 Indenture between the Registrant and First Trust of New York, National Association, as Trustee (the "Trustee") (filed as Exhibit 4.12 to the February 1996 Form S-4 and incorporated herein by reference)

 4.13 Supplemental Indenture dated October 2, 1995, between the Registrant and the Trustee (filed as Exhibit 4.13 to the February 1996 Form S-4 and incorporated herein by reference)

 4.14 Registration Rights Agreement among the Registrant, BT Securities Corporation ("BT Securities") and Lazard Freres & Co. ("Lazard") (filed as Exhibit 4.14 to the February 1996 Form S-4 and incorporated herein by reference)

 4.15 Securityholders' and Registration Rights Agreement among the Registrant, BT Securities and Lazard (filed as Exhibit 4.15 to the February 1996 Form S-4 and incorporated herein by reference)

 4.16 Warrant Agreement between the Registrant and Bankers Trust Company, as Warrant Agent (filed as Exhibit 4.16 to the February 1996 Form S-4 and incorporated herein by reference)

 4.17 Unit Agreement among the Registrant, Bankers Trust Company, as Unit Agent and Warrant Agent, and the Trustee (filed as Exhibit 4.17 to the February 1996 Form S-4 and incorporated herein by reference)

 4.18 Escrow and Disbursement Agreement among the Registrant, Bankers Trust Company, as Escrow Agent, and the Trustee (filed as Exhibit 4.18 to the February 1996 Form S-4 and incorporated herein by reference)

 4.19    Indenture between the Registrant and the Trustee (filed as Exhibit
         4.19 to the Registrant's Registration Statement on Form S-4, File No. 333-125777 (the "September 1996 Form S-4") and incorporated herein by reference)

 4.20 Registration Rights Agreement among the Registrant and BT Securities (filed as Exhibit 4.20 to the September 1996 S-4 and incorporated herein by reference)

 4.21 Escrow and Disbursement Agreement among the Registrant, Bankers Trust Company, as Escrow Agent, and the Trustee (filed as Exhibit 4.21 to the September 1996 S-4 and incorporated herein by reference)

 **5 Opinion of Arter & Hadden (including the consent of such firm) regarding legality of securities being offered

*23.1 Consent of Arter & Hadden (included as part of its opinion filed as Exhibit 5 hereto)

*23.2 Consent of KPMG Peat Marwick LLP, independent certified public accountants (Registrant)

*23.3 Consent of KPMG Peat Marwick LLP, independent certified public accountants (Technivision, Inc.)

*23.4 Consent of Arthur Andersen LLP, independent certified public accountants (American Wireless Systems, Inc., Wireless Cable TV Associates #38, and Fort Worth Wireless Cable T.V. Associates)

*23.5 Consent of Coopers & Lybrand LLP, independent certified public accountants (CableMaxx, Inc.)

*23.6 Consent of KPMG Peat Marwick, LLP, independent certified public accountants (Cross Country Division)

 24      Power of Attorney (included on page II-7)

----------------------

*        Filed herewith.
**       To be filed by amendment.

         (b)  FINANCIAL STATEMENT SCHEDULES

         All financial statement schedules are omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.


ITEM 22. UNDERTAKINGS.

         (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) to include any prospectus required by Section
                 10(a)(3) of the Securities Act;

                          (ii) to reflect in the prospectus any facts or events
                 arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                          (iii) to include any material information with
                 respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (g) Registration on Form S-4 of securities offered for resale. The undersigned Registrant hereby undertakes:

                 (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (2) That every prospectus (i) that is filed pursuant to the immediately preceding undertaking, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Company's Certificate of Incorporation, Bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (i) Rule 430A. The undersigned Registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 15th day of October, 1996.




                                        HEARTLAND WIRELESS
                                        COMMUNICATIONS, INC.

                                        By: /s/ John R. Bailey
                                            --------------------------
                                        John R. Bailey
                                        Senior Vice President-Finance
                                        and Chief Financial Officer
                                        (Principal Financial Officer)


                               POWER OF ATTORNEY

         We, the undersigned directors and officers of HEARTLAND WIRELESS COMMUNICATIONS, INC., do hereby constitute and appoint J. R. HOLLAND, JR. and JOHN R. BAILEY, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 14th day of October, 1996, by the following persons in the capacities indicated:

            SIGNATURES                             TITLE
            ----------                             -----
/s/ J. R. Holland, Jr.                    Chairman of the Board and Director
----------------------------------
J. R. Holland, Jr.

/s/ L. Allen Wheeler                      Vice Chairman of the Board and
----------------------------------        Director
L. Allen Wheeler

/s/ David E. Webb                         President, Chief Executive Officer
----------------------------------        and Director
David E. Webb                             (Principal Executive Officer)

/s/ John R. Bailey                        Senior Vice President-Finance and
----------------------------------        Chief Financial Officer
John R. Bailey                            (Principal Financial Officer)

/s/ David D. Hagey                        Vice President-Finance, Treasurer and
----------------------------------        Assistant Secretary
David D. Hagey                            (Principal Accounting Officer)

/s/ Alvin H. Lane, Jr.                    Director
----------------------------------
Alvin H. Lane, Jr.

/s/ Dennis M. O'Rourke                    Director
----------------------------------
Dennis M. O'Rourke

/s/ John A. Sprague                       Director
----------------------------------
John A. Sprague

/s/ Wes W. Watkins                        Director
----------------------------------
Wes W. Watkins

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBITS
-------                      -----------------------

 2.1 Letter Agreement regarding formation of the Registrant (filed as Exhibit 2.1 to the Registrant's Registration Statement on Form S-1, File No. 33-74244 (the "Form S-1") and incorporated herein by reference)

 2.2 Supplement to Letter Agreement regarding formation of the Registrant (filed as Exhibit 2.2 to the Form S-1 and incorporated herein by reference)

 2.3 Asset Purchase Agreement among RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.3 to the Registrant's Registration Statement on Form S-1, File No. 33-84408 (the "November Form S-1") and incorporated herein by reference)

 2.4 Supplemental Agreement to the Asset Purchase Agreement among RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.4 to the November Form S-1 and incorporated herein by reference)

 2.5 Closing Agreement amending the Supplemental Agreement among RuralVision Joint Venture, RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.5 to the November Form S-1 and incorporated herein by reference)

 2.6 Asset Purchase Agreement between RuralVision Joint Venture and Cable Equity Partners, Inc. (filed as Exhibit 2.6 to the November Form S-1 and incorporated herein by reference)

 2.7 Letter Agreement amending Asset Purchase Agreement between RuralVision Joint Venture and Cable Equity Partners, Inc. (filed as Exhibit 2.7 to the November Form S-1 and incorporated herein by reference)

 2.8 Letter Agreement between the Registrant and Cross Country Wireless, Inc. (filed as Exhibit 2.8 to the November Form S-1 and incorporated herein by reference)

 2.9 Letter Agreement between the Registrant and Cable Equity Partners, Inc. (filed as Exhibit 2.9 to the Registrant's Registration Statement on Form S-4, File No. 33-87076 (the "February 1995 Form S-4") and incorporated herein by reference)

 2.10 Lease Purchase Agreement between the Registrant and Choice Television of Iowa, L.C. (filed as Exhibit 2.10 to the February 1995 Form S-4 and incorporated herein by reference)

 2.11 Asset Purchase Agreement between the Registrant and RuralVision Joint Venture (filed as Exhibit 2.11 to the Form 8-K Current Report dated as of December 1, 1994 and filed with the Commission on December 14, 1994 (the "Form 8-K"), and incorporated herein by reference)

 2.12 Agreement for Purchase and Sales of Assets between the Registrant and REC Services, Inc. (filed as Exhibit 2.12 to the February 1995 Form S-4 and incorporated herein by reference)

 2.13 Letter Agreement among the Registrant, United States Wireless Cable, Inc. and United States Wireless Cable Systems, Inc. (filed as Exhibit
         2.13 to the February 1995 Form S-4 and incorporated herein by reference)

 2.14 Letter Agreement among the Registrant, Cross Country Wireless, Inc. and RuralVision Joint Venture (filed as Exhibit 2.14 to the February 1995 Form S-4 and incorporated herein by reference)

 2.15 Extension Agreement among the Registrant, Cross Country Wireless, Inc., Cross Country Wireless Cable West, L.P., RuralVision Joint Venture, RuralVision Central, Inc., RuralVision South, Inc. and Selling Shareholders of RuralVision Central, Inc. and RuralVision South, Inc. (filed as Exhibit 2.15 to the February 1995 Form S-4 and incorporated herein by reference)

 2.16 Note Modification Agreement among the Registrant, Cross Country Wireless, Inc., Cross Country Wireless Cable West, L.P., RuralVision Joint Venture, RuralVision Central, Inc., RuralVision South, Inc., the Selling Shareholders of RuralVision Central, Inc. and RuralVision South, Inc., the Larry D. Hudson Trust and Jerri Hudson Bell (filed as
         Exhibit 2.16 to the February 1995 Form S-4 and incorporated herein by reference)

 2.17 Asset Purchase Agreement between Heartland Wireless Paducah, Inc. and Cross Country Wireless, Inc. (filed as Exhibit 2.17 to the February 1995 Form S-4 and incorporated herein by reference)

 2.18 First Amendment to Joint Venture Agreement between the Registrant and Cross Country Wireless, Inc. (filed as Exhibit 2.18 to the February 1995 Form S-4 and incorporated herein by reference)

 2.19 Venture Distribution Agreement between the Registrant and RuralVision Joint Venture (filed as Exhibit 2.19 to the February 1995 Form S-4 and incorporated herein by reference)

 2.20 Stock Purchase Agreement between Wireless Communications, Inc. and Robert R. Story (filed as Exhibit 2.20 to the Registrant's Registration Statement on Form S-4, File No. 33-65357, (the "January 1996 Form S-4") and incorporated herein by reference)

 2.21 Asset Purchase Agreement between United States Wireless Systems, Inc. and Robert R. Story, Inc. (filed as Exhibit 2.21 to the January 1996 Form S-4 and incorporated herein by reference)

 2.22 Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995, between American Wireless Systems, Inc., Heartland Merger Sub, Inc. and the Registrant (filed as Exhibit 2.22 to the January 1996 Form S-4 and incorporated herein by reference)

 2.23 Amended and Restated Asset Purchase Agreement dated as of October 4, 1995, between Fort Worth Wireless Cable T.V. Associates and the Registrant (filed as Exhibit 2.23 to the January 1996 Form S-4 and incorporated herein by reference)

 2.24 Amended and Restated Asset Purchase Agreement dated as of October 4, 1995, between Wireless Cable TV Associates #38 and the Registrant (filed as Exhibit 2.24 to the January 1996 Form S-4 and incorporated herein by reference)

 2.25 Amended and Restated Agreement and Plan of Merger dated as of September 11, 1995, between CableMaxx, Inc., Heartland Merger Sub 2, Inc. and the Registrant (filed as Exhibit 2.25 to the January 1996 Form S-4 and incorporated herein by reference)

 2.26 Amended and Restated Asset Purchase Agreement dated as of October 19, 1995, between Three Sixty Corp., Technivision, Inc. and the Registrant (filed as Exhibit 2.26 to the January 1996 Form S-4 and incorporated herein by reference)

 2.27 Participation Agreement dated as of December 12, 1995, by and among Registrant, CAI Wireless Systems, Inc. and CS Wireless Systems, Inc. (the "Participation Agreement") (filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated December 12, 1995 and incorporated herein by reference)

 2.28 Amendment No. 1 to Participation Agreement dated February 22, 1996 (filed as Exhibit 2.7 to the Registrant's Current Report on Form 8-K dated February 23, 1996 and incorporated herein by reference)

 4.1 1994 Employee Stock Option Plan of the Registrant, as amended (filed as Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Form 10-K") and incorporated herein by reference)

 4.2 Revised Form of Nontransferable Incentive Stock Option Agreement under the 1994 Employee Stock Option Plan of the Registrant (filed as
         Exhibit 4.2 to the Registrant's Registration Statement on Form S-4, File No. 33-91930 (the "February 1996 Form S-4") and incorporated herein by reference)

 4.3 Revised Form of Nontransferable Non-Qualified Stock Option Agreement under the 1994 Employee Stock Option Plan of the Registrant (filed as
         Exhibit 4.3 to the February 1996 Form S-4 and incorporated herein by reference)

 4.4 1994 Stock Option Plan for Non-Employee Directors of the Registrant (filed as Exhibit 4.4 to the Form S-1 and incorporated herein by reference)

 4.5 Form of Stock Option Agreement under the 1994 Stock Option Plan for Non-Employee Directors of the Registrant (filed as Exhibit 4.5 to the Form S-1 and incorporated herein by reference).

 4.6 Warrant Agreement between the Registrant and Gerard Klauer Mattison & Co., Inc. (including form of warrant certificate) (filed as Exhibit
         4.6 to the Form S-1 and incorporated herein by reference)

 4.7 Registration Rights Agreement among the Registrant, Jupiter Partners, L.P. and Thomas R. Haack (filed as Exhibit 4.7 to the February 1995 Form S-4 and incorporated herein by reference)

 4.8 Stockholders Agreement among the Registrant, Hunt Capital Group, L.L.C., David E. Webb, L. Allen Wheeler and Jupiter Partners L.P. (filed as Exhibit 4.8 to the February 1995 Form S-4 and incorporated herein by reference)

 4.9 Note Purchase Agreement among the Registrant, Jupiter Partners L.P. and Thomas R. Haack (filed as Exhibit 4.9 to the February 1995 Form S-4 and incorporated herein by reference)

 4.10 First Amendment to Note Purchase Agreement among the Registrant, Jupiter Partners L.P. and Thomas R. Haack (filed as Exhibit 4.10 to the Form 10-K Annual Report filed with the Commission on March 31, 1995 (the "1995 Form 10-K"), and incorporated herein by reference)

 4.11 Second Amendment to Note Purchase Agreement among the Registrant, Jupiter Partners L.P. and Thomas R. Hack (filed as Exhibit 4.11 to the February 1996 Form S-4 and incorporated herein by reference)

 4.12 Indenture between the Registrant and First Trust of New York, National Association, as Trustee (the "Trustee") (filed as Exhibit 4.12 to the February 1996 Form S-4 and incorporated herein by reference)

 4.13 Supplemental Indenture dated October 2, 1995, between the Registrant and the Trustee (filed as Exhibit 4.13 to the February 1996 Form S-4 and incorporated herein by reference)

 4.14 Registration Rights Agreement among the Registrant, BT Securities Corporation ("BT Securities") and Lazard Freres & Co. ("Lazard") (filed as Exhibit 4.14 to the February 1996 Form S-4 and incorporated herein by reference)

 4.15 Securityholders' and Registration Rights Agreement among the Registrant, BT Securities and Lazard (filed as Exhibit 4.15 to the February 1996 Form S-4 and incorporated herein by reference)

 4.16 Warrant Agreement between the Registrant and Bankers Trust Company, as Warrant Agent (filed as Exhibit 4.16 to the February 1996 Form S-4 and incorporated herein by reference)

 4.17 Unit Agreement among the Registrant, Bankers Trust Company, as Unit Agent and Warrant Agent, and the Trustee (filed as Exhibit 4.17 to the February 1996 Form S-4 and incorporated herein by reference)

 4.18 Escrow and Disbursement Agreement among the Registrant, Bankers Trust Company, as Escrow Agent, and the Trustee (filed as Exhibit 4.18 to the February 1996 Form S-4 and incorporated herein by reference)

 4.19    Indenture between the Registrant and the Trustee (filed as Exhibit
         4.19 to the Registrant's Registration Statement on Form S-4, File No. 333-125777 (the "September 1996 Form S-4") and incorporated herein by reference)

 4.20 Registration Rights Agreement among the Registrant and BT Securities (filed as Exhibit 4.20 to the September 1996 Form S-4 and incorporated herein by reference)

 4.21 Escrow and Disbursement Agreement among the Registrant, Bankers Trust Company, as Escrow Agent, and the Trustee (filed as Exhibit 4.21 to the September 1996 Form S-4 and incorporated herein by reference)

 *5.1 Opinion of Arter & Hadden (including the consent of such firm) regarding legality of securities being offered

*23.1 Consent of Arter & Hadden (included as part of its opinion filed as Exhibit 5 hereto)

*23.2 Consent of KPMG Peat Marwick LLP, independent certified public accountants (Registrant)

*23.3 Consent of KPMG Peat Marwick LLP, independent certified public accountants (Technivision, Inc.)

*23.4 Consent of Arthur Andersen LLP, independent certified public accountants (American Wireless Systems, Inc., Wireless Cable TV Associates #38, and Fort Worth Wireless Cable T.V. Associates)

*23.5 Consent of Coopers & Lybrand LLP, independent certified public accountants (CableMaxx, Inc.)

*23.6 Consent of KPMG Peat Marwick, LLP, independent certified public accountants (Cross Country Division)

24       Powers of Attorney (included on page II-7)

--------------------

*        Filed herewith.
**       To be filed by amendment.